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                                                                   Exhibit 10.20

                                QUIKSILVER, INC.
                            LONG-TERM INCENTIVE PLAN

1.    PURPOSE OF THE PLAN

      The Plan is intended to provide a greater long-term orientation to the Company's compensation program, drive Company performance and individual rewards on a long-term basis, and provide an additional incentive to attract, retain and motivate executive talent critical to the success of the Company. This Plan is effective November 1, 2003, subject to shareholder approval of certain Plan terms at the Company's 2004 Annual Meeting of Shareholders in accordance with
Section 8(b).

2.    DEFINITIONS

      As used in the Plan, the following definitions apply to the terms indicated below.

      (a) "Administrator" means the officers and employees of the Company responsible for the day-to-day administration of the Plan and to which the authority may be delegated under Section 3.

      (b) "Award" means a long-term incentive award granted under this Plan for a Performance Cycle pursuant to Section 6. An Award constitutes an opportunity for the Participant to earn incentive compensation, subject to the terms of the Plan and the retained authority of the Committee to reduce or eliminate Awards prior to their final determination.

      (c) "Board of Directors" means the Board of Directors of Quiksilver, Inc.

      (d) "Cause," when used in connection with the termination of a Participant's employment with the Company, means the termination of the Participant's employment by the Company by reason of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Subsidiary) may consider as grounds for the dismissal or discharge or any Participant or other person in the service of the Company (or any Subsidiary).

      (e) "Change in Control" means shall mean a change in ownership or control of the Company effected through either of the following transactions:

            (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of securities if after such acquisition such person or group is the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders, or

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            (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

      (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any Code section shall be deemed to include any amendments or successor provisions to any Section and any treasury regulations promulgated thereunder.

      (g) "Committee" means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors may appoint from time to time to administer the Plan. Membership and governance of the Committee shall be determined in accordance with the Committee charter as from time-to-time in effect. No action of the Committee shall be void or deemed to be without authority solely due to the failure of a member to meet a qualification requirement at the time such action was taken.

      (h) "Common Stock" means the Company's common stock, par value $.01 per share.

      (i) "Company" means Quiksilver, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Quiksilver, Inc., which shall by appropriate action adopt the Plan.

      (j) "Disability" means a Participant's "permanent and total disability," within the meaning of Code Section 22(e)(3). Notwithstanding the foregoing, if a Participant has a written employment agreement with the Company that includes a definition of "disability," the definition contained in the employment agreement shall apply (in lieu of the definition set forth above) with respect to that Participant.

      (k) "Employee" means any person who is an employee of the Company or any Subsidiary within the meaning of Code Section 3401(c) and the applicable interpretive authority thereunder.

      (l) "Fair Market Value" of a share of Common Stock on any date is (i) the closing sales price on that date (or if that date is not a business day, on the immediately preceding business day) of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading, currently the New York Stock Exchange ("NYSE"). If the price of a share of Common Stock is not so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion

      (m) "Participant" means an eligible Employee who is granted an Award pursuant to Section 6.

      (n) "Performance Cycle" means the three-year period (or one-year and two-year period in the case of the phase-in Performance Cycle and initial Performance Cycle) over which

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performance goals are measured with respect to any Awards granted for that
Performance Cycle. A phase-in Performance Cycle will begin November 1, 2003 and end October 31, 2004. An initial two-year Performance Cycle and a regular (i.e. three-year) Performance Cycle also will begin on November 1, 2003. Subsequent Performance Cycles will begin annually each year thereafter on November 1 (i.e., beginning November 1, 2004).

      (o) "Plan" means the Quiksilver, Inc. Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

      (p) "Retirement" means termination of employment at or after age 65.

      (q) "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, applicable state securities laws, and any rules and regulations issued thereunder.

      (r) "Subsidiary" means any corporation in which, at the pertinent time, the Company owns, directly or indirectly, stock vested with 50% or more of the total combined voting power of all classes of stock of such corporations within the meaning of Code Section 424(f).

3.    ADMINISTRATION OF THE PLAN

      The Plan shall be administered by the Committee, subject to the Board of Director's power to amend or terminate the Plan pursuant to Section 12. The Committee will designate the eligible key management Employees of the Company to whom Awards will be granted under the Plan, the time(s) at which such Awards will be granted, and the other conditions of the grant of Awards, subject to the terms of the Plan. The provisions and conditions of the grants of Awards need not be the same with respect to each grantee or with respect to each Award.

      The Committee will, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and will make determinations and will take such other action to accomplish the objectives of the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, any interpretation of the Plan and the specific conditions and provisions of Awards set by the Committee will be final and conclusive for all purposes and upon all persons.

      The Committee may delegate certain of its administrative powers to the Administrator. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

      No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

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      The Committee may determine a pro-forma performance goal to adjust for acquisitions, reflect changes in accounting rules, corporate structure or other circumstances of the Company, for the purpose of preventing dilution or enlargement of a Participant's opportunity to earn incentive compensation under Awards; provided, however, that no adjustment shall be authorized if and to the extent that such authorization or adjustment would cause the determined objectives not to meet the "performance goal requirement" set forth in Treasury Regulation 1.162-27(e)(2) under the Code.

4.    MAXIMUM AWARD

      In no event may the maximum Award amount for any Performance Cycle payable to any one Participant exceed $3,000,000.

5.    ELIGIBILITY

      The Chief Executive Officer ("Chief Executive Officer") will recommend to the Committee, from time to time, those key management Employees proposed to be designated for participation in the Plan and granted an Award for a Performance Cycle. Key management Employees are those Employees who are largely responsible for the management, growth and profitability of the business of the Company. The Committee will then designate those key management Employees who will participate and shall specify the Awards to be granted for each Performance Cycle, subject to Sections 6 and 7 and other applicable Plan provisions. Participation in any one Performance Cycle does not guarantee participation in any other Performance Cycle.

6.    GRANTS OF AWARDS

      Pursuant to Sections 3 and 5, Employees may be selected annually to receive an Award for a Performance Cycle. Such selection will occur no later than 90 days after the beginning of a Performance Cycle. Notwithstanding the foregoing, if an Employee is newly hired or promoted into a key management Employee position within the first nine months of a Performance Cycle, the Committee (upon recommendation by the Chief Executive Officer) may grant such Employee an Award for that Performance Cycle and may prorate the target amounts with respect to such Award. Following such selection, the Chief Executive Officer will advise the selected Employees that they are Participants in the Plan for that Performance Cycle and will provide to each such Participant written confirmation of such participation, including the target and performance goals associated with the Participant's Award.

7.    TARGETS AND PERFORMANCE GOALS

      Annually, no later than 90 days after the beginning of a Performance Cycle the Chief Executive Officer will recommend, and the Committee will determine and establish in writing, the threshold, target, and maximum awards and the performance goals (together with those factors related to such goals as well as any applicable matrices, schedules or formulae applicable to the weighting of such goals) for that Performance Cycle that will apply with respect to each Award to be granted for that Cycle. The Committee may set different targets, performance goals, and weightings with respect to each Award.

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      Performance will be measured based upon one or more pre-established, objective performance goals (within the meaning of Code Section 162(m)) for each Performance Cycle. Such performance goals shall be based on any one or any combination of the following business criteria of the Company as a whole or any of its Subsidiaries (or any division or department of the foregoing), as determined by the Committee: revenues, profitability, earnings (including, without limitation, earnings per share, earnings per share growth, earnings before taxes or earnings before interest, depreciation, taxes, and amortization), return on assets, return on equity, economic value created, successful acquisitions of other companies or assets, successful dispositions of Subsidiaries, divisions or departments of the Company or any of its Subsidiaries, share market prices, return to stockholders, market share, or cost or expense control. Performance goals may be expressed as absolute goals or goals in relation to previous performance or performance of comparable companies or industry indexes, or otherwise based on the business criteria as determined by the Committee. Each goal may be assigned a weighting, so that its achievement would result in a specified percentage of the overall Award being earned. Also, goals may be made independent so that the specified percentage of an overall Award can be earned if one goal is met, even if the threshold performance is not met for another goal.

      Once the targets and performance goals are determined at the commencement of each Performance Cycle, those targets and performance goals will not change for that Performance Cycle, with the exception of the adjustments outlined in
Section 3.

      The Committee may exercise negative discretion with respect to any Award. This authority includes the right to specify that, upon achievement of performance goals as specified above in this Section 7, the earning and payout of the Award will be conditioned upon or adjusted downward based on other measures of performance or conditions that need not qualify as objective, pre-set goals under Section 162(m).

8.    EARNED AWARD DETERMINATION/PAYMENT OF AWARDS

      (a) Certification of Performance Goals. As soon as administratively reasonable after the last day of each Performance Cycle (the "Earning Date"), the Committee will certify in writing the performance under the applicable goals for each Award granted for that Performance Cycle and will determine the portion of each Award that has been earned ("Earned Award") for that Cycle. No payment will be made until this certification is complete.

      No Award will be earned if performance on at least one of the goals does not meet the threshold level. The maximum Award that can be earned is reached at the maximum performance level for all goals. No additional amount will be earned if performance exceeds the maximum target. If, for any performance goal, performance is between the threshold and target or between the target and the maximum, the Committee may interpolate to calculate the Earned Award.

      Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce the amount of any Award or decline to pay any Award.

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      (b) Timing of Payment. Subject to Section 8(a), within an administratively reasonable period following the Committee's certification pursuant to Section 8(a), each Earned Award will be paid in one lump sum payment. Notwithstanding the foregoing, no Award will be payable pursuant to this Plan until shareholders of the Company have approved the maximum Award limitation under Section 5, eligibility terms under Section 6, and business criteria to be used to specify performance goals under Section 7, to ensure that the Company will be able to fully deduct payments under the Plan under Code Section 162(m).

      (c) Form of Payment. All Earned Awards will be paid in cash, subject to deferral under Section 8(d); provided, however, that the Committee, in its sole discretion, may permit a Participant to elect to defer all or part of the payment in the form of Company Stock instead of cash. Any deferral to be made in Common Stock will be made in the nearest whole number of shares based on 100% of the Fair Market Value of the Common Stock on the date that the cash award otherwise would have been payable.

      Shares of Common Stock issued as payment may be either newly issued or treasury shares, at the discretion of the Committee and subject to applicable rules under the Securities Laws. Payment shall not be made in shares of Common Stock if such payment would violate any provision of the Securities Laws.

      The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any shares of Common Stock to be issued as payment hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof that the recipient of such stock make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

      (d) Deferral of Payment. At any time on or before such date as may be specified by the Administrator, the Participant may elect to defer settlement of an Award to a date (i) later than the Earning Date for the Performance Cycle to which the Award relates or (ii) later than Termination of Employment due to Retirement or Disability, as specified by the Participant; provided, however, that an optional deferral shall be subject to such additional restrictions and limitations as the Committee or Administrator may from time to time specify, including for purposes of ensuring that the Participant will not be deemed to have constructively received compensation in connection with such deferral. Dividend equivalents shall accrue on deferred shares of Common Stock and shall be paid in cash annually to the Participant at an annual payment date set by the Administrator, without interest or compounding. Other provisions of the Plan notwithstanding, if any legislation or regulation imposes requirements on elective non-qualified deferred compensation that are inconsistent with the Plan and procedures hereunder, if Participants are not afforded an opportunity under such legislation or regulation to withdraw or modify their prior elections or deferred compensation resulting from such elections, then (i) if

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the prior deferrals can be automatically modified to conform to the requirements of the legislation or regulation with the Participant being deemed not to be in constructive receipt of the deferred compensation, then such modification automatically shall be in effect, and (ii) if not, then such deferral will immediately end and the deferred Award(s) shall be promptly settled in accordance with the Plan; provided, however, that if a Participant would be deemed to be in constructive receipt of any deferred amounts solely because of this provision, the provision shall be void and of no effect.

      (e) Withholding for Taxes. The Company will have the right to deduct from all Award payments any Federal, state or local taxes required to be withheld with respect to such payments. If payment is made in shares of Common Stock, the Company shall withhold from the shares of Common Stock issuable or deliverable in settlement of a Participant's Award the number of shares having an aggregate Fair Market Value equal to any Federal, state, and local withholding or other tax or charge which the Company is required to withhold under applicable law, unless the Participant has otherwise elected and has made other arrangements satisfactory to the Company to pay such withholding amounts.

      (f) Non-Transferability. Unless otherwise determined by the Committee, neither a Participant nor any Beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, or encumber (except by reason of death) any Award or other right hereunder, nor shall any such Award or other right be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any Beneficiary, or to the debts, contracts, liabilities, engagements, or torts of the Participant or any Beneficiary or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or any legal process.

      (g) Payment to Beneficiary. Any Award payments due but not paid to a Participant who is deceased will be made to the Participant's beneficiary. The Participant's beneficiary will be the beneficiary on file with respect to company paid life insurance (unless a beneficiary designation specific to the Plan has been filed), or, if none, the Participant's estate.

9.    TERMINATION OF EMPLOYMENT DURING A PERFORMANCE CYCLE

      (a) Retirement, Disability, Or Death. Unless otherwise provided in a written employment agreement between the Participant and the Company, if a Participant's employment with the Company terminates as a result of Retirement, Disability, or death, Awards for the Performance Cycles in effect as of the termination date will be prorated as follows: the amount of the Earned Award will be determined with reference to the performance goals for the entire Performance Cycle and the resulting Earned Award will be multiplied by a fraction, the numerator of which is the whole months of active employment during the Performance Cycle and the denominator of which is 36 (or 24 or 12 if the Performance Cycle at issue is the initial Performance Cycle or phase-in Performance Cycle, respectively). Notwithstanding the foregoing, the Committee may approve payment of the full amount or of a greater prorated amount. The Committee may elect to determine the Earned Award and make the payout under this
Section 9(a) after the end of the Performance Cycle or earlier based on its good faith determination of the level of performance achieved to date or to be achieved for the Performance

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Cycle, which determination will be final. Any Awards granted for a Performance
Cycle that ended prior to the termination date will not be affected.

      (b) Termination By Participant Or For Cause. Unless otherwise provided in a written employment agreement between the Participant and the Company, if a Participant terminates his or her employment with the Company (for any reason other than Retirement, Disability, or death) or the Company terminates the Participant's employment with the Company for Cause, Awards for Performance Cycles in effect as of the termination date will be forfeited as of the commencement of business on the termination date. Notwithstanding the foregoing, the Committee may approve payment of all or a portion of the Award that would have been earned but for the termination of employment. Any Awards granted for a Performance Cycle that ended prior to the termination date will not be affected.

      (c) Termination Without Cause. Unless otherwise provided in a written employment agreement between the Participant and the Company, if the Company terminates a Participant's employment with the Company (for any reason other than Retirement, Disability, death, or Cause), any Awards for Performance Cycles in effect as of the termination date will be forfeited except if and to the extent the Committee determines to approve payment of an Award. Any Awards granted for a Performance Cycle that ended prior to the termination date will not be affected.

10.   CHANGE IN CONTROL

      If there is a Change in Control while the Plan remains in effect, then, for all Performance Cycles in effect at the time the Change in Control occurs, outstanding Awards will be deemed to be Earned Awards with all performance goals achieved at target levels, with payment to be made pro-rata for the portion of each Performance Cycle completed. Payment will made immediately following the date the Change in Control occurs.

11.   NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO AWARD

      Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

      No person shall have any claim or right to receive an Award hereunder. The Committee's granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

12.   AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN

      The Board of Directors or the Committee may at any time amend, modify, suspend, or terminate the Plan. This includes the right to adopt any amendments deemed by the Board of Directors or the Committee to be necessary or desirable to correct any defect or to supply an

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omission or to reconcile any inconsistency in the Plan or in any Award granted hereunder, provided that shareholder approval is obtained if required for compensation under the Plan to qualify as performance-based compensation under Code Section 162(m). No amendment, modification, suspension or termination of the Plan may in any manner affect Awards theretofore granted without the consent of the Participant unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards have theretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such Award.

13.   NONEXCLUSIVITY OF THE PLAN

      The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

14.   GOVERNING LAW

      The Plan and all determinations made and actions taken pursuant thereto will be governed by the laws of the State of California and construed in accordance therewith.

Dated:  ____________________________          QUIKSILVER, INC.

                                              By:     __________________________

                                              Title:  __________________________

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